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                                                                  EXHIBIT 10(ff)

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of November 20, 1997, but effective as provided herein, is made and entered into by and between TRW Inc., an Ohio corporation (the "Company" or "TRW", as the context requires), and Philip A. Odeen (the "Executive").

         WHEREAS, the Executive has been serving as the President and Chief Executive Officer of BDM International, Inc. ("Banneker"), a Delaware corporation;

         WHEREAS, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among the Company, Systems Acquisition Inc., a wholly owned subsidiary of the Company ("Merger Sub"), and Banneker (the "Merger Agreement"), as of the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Banneker, with Banneker as the surviving entity (the "Merger");

         WHEREAS, pursuant to the Merger Agreement it is contemplated that Executive will execute this Agreement upon the signing of the Merger Agreement and, upon the date of the consummation of the Offer, as defined in the Merger Agreement (the "Closing Date"), Executive will serve in the employ of the Company or a subsidiary of the Company ("Company" as used herein will mean the Company or a subsidiary of the Company);

         WHEREAS, the Company considers it in the best interests of its stockholders to foster the continuous employment of certain key management personnel of Banneker;

         WHEREAS, the Company wishes to assure itself of both present and future continuation of management in light of the Merger;

         WHEREAS, the Company wishes to employ the Executive and the Executive is willing to render services, both on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

         1.     EMPLOYMENT.

                  1.1 The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue employment with the Company, upon the terms and conditions herein set forth.

                  1.2 Employment will continue for a term commencing on the Closing Date and, subject to earlier expiration upon the Executive's termination under Section 3, expiring on the third anniversary of the Closing Date (the "Employment Term").

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                  1.3     DUTIES. During the Employment Term, the Executive
will be the Company's full-time employee in a position requiring the Executive to provide services of a similar character to those provided by the Executive to Banneker immediately prior to the date hereof. The Executive will devote all of his business time and attention to the performance of his duties to the Company. Notwithstanding the foregoing, the Executive may, (i) subject to the approval of the Company, serve as a director of a company which is not engaged in "Competition" (as defined in Section 5.1 ) with the Company, (ii) serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations, and (iii) manage personal and family investments.


         2.    COMPENSATION AND RELATED MATTERS.

                  2.1     COMPENSATION AND BENEFITS.

                           (i)     Annual Base Salary. Executive will receive an
annual base salary of not less than his annual base salary in effect immediately prior to the Effective Time. In the event that the Executive relocates his location of principal employment at the request of the Company, the Company will in good faith consider a cost of living adjustment to annual base salary. Annual base salary and merit increases to such salary will be payable at the times and in the manner consistent with Banneker's general policies regarding compensation of executive employees.

                           (ii)     Annual Incentive Compensation. Executive
will be eligible to receive annual incentive compensation based on incentive target percentages of base salary comparable to such percentages in effect immediately prior to the Effective Time. Nothing in this Section 2.1 (ii) will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board from establishing performance goals and compensation targets applicable to the Executive.

                  2.2 EXECUTIVE BENEFITS. In addition to the compensation described in Section 2.1, the Executive and his eligible dependents during the Employment Term will be entitled to participate in employee benefit plans currently offered by Banneker, including without limitation supplemental retirement plans, executive life insurance and executive deferred compensation plans, provided however that the Company reserves the right to provide comparable benefits under new or substituted benefit plans.

                  2.3 EXPENSES. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive's position and level of responsibility with the Company, and in accordance with the Company's policy regarding expenses.


         3.     TERMINATION. Notwithstanding the Employment Term specified in
Section 1.2, the termination of the Executive's employment hereunder will be governed by the following provisions:


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                  3.1    CAUSE.

                           (i)     The Company may terminate the Executive's
employment hereunder for Cause (as defined below). In the event of the Executive's termination for Cause, the Company will promptly pay to the Executive (or his representative) the unpaid annual base salary to which he is entitled, pursuant to Section 2.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation, except as otherwise due to him under applicable law.

                           (ii)     For purposes of this Agreement, the term
"Cause" means either (a) that the Executive shall have committed: (1) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company; (2) intentional wrongful damage to property of the Company; (3) intentional misconduct that is materially injurious to the Company, monetarily or otherwise; (4) an intentional breach of the Executive's obligations set forth in Section 5, and any such act shall have been materially harmful to the Company; or (b) the failure by the Executive to comply with the policies and procedures then applicable to employees of the Company who have positions comparable to the Executive; provided, however, that the Executive shall not be terminated for Cause pursuant to this Section 3.1 (ii)(b) unless he shall have received a written report setting forth in reasonable detail the manner in which he has failed to meet such policies and procedures and within 30 calendar days after receiving such report, the Board (or Chief Executive Officer and/or President of the Company) shall have determined in good faith that the Executive shall have failed to make substantial progress in meeting the Company's policies and procedures. For purposes of this Agreement, an act or failure to act on the part of the Executive shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                  3.2     TERMINATION.

                           (i)     Involuntary Termination. The Executive's
employment hereunder may be terminated by the Company for any reason by written notice as provided in Section 8.4. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company other than for Cause if the Executive terminates his employment with the Company for any of the following reasons: (a) the Company requests that the Executive provide services that are not of a similar character to those provided by the Executive to Banneker immediately prior to the date hereof; (b) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; or (c) the Company requires the Executive to relocate his principal place of employment to any location outside a fifty mile radius from the location of the Executive's principal place of employment immediately prior to the date hereof.

                           (ii)     Voluntary Termination. The Executive may
voluntarily terminate the Agreement at any time by notice to the Company as provided in Section 8.4.


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                  3.3    TERMINATION PAYMENTS AND BENEFITS.

                           (i)     Form and Amount. Upon the Executive's
involuntary termination other than for Cause during the Employment Term, the Company will pay an amount to the Executive as follows: (a) if the termination occurs on or prior to the second anniversary of the Closing Date, an amount equal to three times the sum of the Executive's annual salary and target annual incentive compensation in effect immediately prior to the termination, multiplied by a fraction the numerator of which is the number of full months remaining in the Employment Term and the denominator of which is 36; and (b) if the termination occurs after the second anniversary of the Closing Date, an amount equal to the sum of the Executive's annual salary and target annual incentive compensation in effect immediately prior to the termination. Any amount due pursuant to this Section 3.3 will be payable in a lump sum less applicable taxes within 30 days following termination.

                           (ii)     Maintenance of Benefits. During the period
set forth below, the Company will use its best efforts to maintain in full force and effect for the continued benefit to the Executive, and his or her eligible dependents, all health and welfare benefits which the Executive was entitled to receive immediately prior to his termination or will arrange to make available to the Executive benefits substantially similar to those that the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination. The term of continued benefits will be as follows:
(a) if the termination occurs on or prior to the second anniversary of the Closing Date, the term will be the remainder of the Employment Term if there had been no termination and (b) if the termination occurs after the second anniversary of the Closing Date, the term will be 12 months.

                           (iii)     Release. No amount or benefit will be paid
or made available under this Section 3 unless (a) the Executive executes a release in a form satisfactory to the Company, and (b) to the extent such payment or benefit is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of Executive's employment, such revocation period has expired.


         4. MITIGATION AND OFFSET. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Executive's coverage under the Company's health and welfare plans will be reduced to the extent that the Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Executive will report to the Company any such benefits actually received by him.



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         5.     COMPETITION; CONFIDENTIALITY; NONSOLICITATION

                  5.1 The Executive hereby covenants and agrees that during the Employment Term and for the applicable period following the Employment Term specified in Section 3.3(ii)(a) or (b), whichever would be applicable if Section 3.3(ii) applied (regardless of whether the Executive's termination of employment was for cause or otherwise), he will not, without the prior written consent of the Company, engage in Competition (as defined below) with the Company. Notwithstanding the foregoing, in the event that the Executive voluntarily terminates his employment with the Company, the Non-Competition period provided for herein will end on the later of (a) the second anniversary of the Closing Date and (b) the six month anniversary of the termination date. For purposes of this Agreement, "Competition" means participating in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 25% of the Company's net sales for its most recently completed fiscal year. "Competition" will not include (i) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

                  5.2 During the Employment Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 5.2) to the extent necessary for Executive to carry out his obligations under this Agreement. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Employment Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in Competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company. Confidential information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. Confidential information shall not include information that comes into the possession of the Executive following termination from a source not under a duty to the Company to refrain from disclosing such information. The foregoing obligations imposed by this Section
5.2 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

                  5.3 The Executive hereby covenants and agrees that during the Employment Term and for one year following the Employment Term he will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company to give up, or to not commence, employment or a business relationship with the Company.


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                  5.4     For purposes of this Section 5, the term the "Company"
means the Company and its subsidiaries, collectively.


         6. POST-TERMINATION ASSISTANCE. The Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any litigation, investigation, audit or similar matter in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses.


         7. SURVIVAL. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive's covenants contained in Sections 5.1, 5.2, 5.3 and 6 and the Company's obligations under Section 3 will survive the expiration or termination of Executive's employment.


         8.     MISCELLANEOUS PROVISIONS.

                  8.1 BINDING ON SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the Company, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

                  8.2 GOVERNING LAW. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflict of law principles.

                  8.3 SEVERABILITY. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

                  8.4 NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder must be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or


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three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS or Purolator, addressed as follows, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

                           (i) TO THE COMPANY. If to the Company, addressed to:

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, Ohio 44124
                                    Attn:  Secretary
                                    Telecopy: 216.291.7563

                           (ii) TO THE EXECUTIVE. If to the Executive, to him at:

                                    1209 Crest Lane
                                    McLean, Virginia 22101

                  8.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  8.6 ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. This agreement supersedes any and all prior agreements applicable to the terms and conditions of Executive's employment with any entity referred to herein.

                  8.7 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

                  8.8 NO INCONSISTENT ACTIONS. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.


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                  8.9      HEADINGS AND SECTION REFERENCES. The headings used
in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.


         9. TREATMENT OF OPTIONS. Executive agrees that he will not exercise any options which he currently holds to purchase common stock of Banneker (the "Options") prior to the Closing Date, and that upon the Closing Date, Executive will receive cash in exchange for the cancellation of his Options as set forth in Section 1.9(a) of the Merger Agreement.


         10. EFFECTIVENESS. This Agreement will become effective upon the Closing Date, except for the provisions of Section 9, which shall become effective as of the date hereof. Notwithstanding any other provision of this Agreement, if the Merger Agreement is terminated prior to the Effective Time, this Agreement will have no further force or effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, but effective as provided in Section 10.



                                   Name:   /s/ Philip A. Odeen
                                         -----------------------------------

                                   TRW INC.,
                                   an Ohio corporation


                                   By:     /s/ William B. Lawrence
                                           ---------------------------------
                                   Name:   William B. Lawrence
                                   Title:  Executive Vice President,
                                           General Counsel and Secretary



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